UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$17,480,310.00	100%	$17,480,310.00	$2,003.24(1)

(1)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. $86,501.53 of the registration fees paid in respect of the securities covered by the registration statement of which the pricing supplement is a part remains unused. $2,003.24 of that amount is being offset against the registration fee for this offering and $84,498.29 remains available for future registration fees.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-178202

The notes are being issued by Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of this term sheet and “Risk Factors” beginning on page P-4 of product supplement ARN-4.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$17,475,210.00
Underwriting discount (1)	$0.20	$344,506.20
Proceeds, before expenses, to SEK	$9.80	$17,130,703.80

(1)

The public offering price and underwriting discount for an aggregate of 25,500 units purchased by certain fee- based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

August 30, 2012

1,748,031 Units $10 principal amount per unit Term Sheet No. 33 CUSIP No. 01019A245 Pricing Date August 30, 2012 Settlement Date September 7, 2012 Maturity Date October 25, 2013 Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index Maturity of approximately 14 months 3-to-1 upside exposure to increases in the Index, subject to a capped return of 24.24% 1-to-1 downside exposure to decreases in the Index, with 100% of your investment at risk All payments occur at maturity and are subject to the credit risk of SEK No periodic interest payments Limited secondary market liquidity, with no exchange listing Enhanced Return

Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index, due October 25, 2013

Summary

The Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index due October 25, 2013 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the PHLX Oil Service Sector Index (the “Index”) is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement ARN-4, dated November 28, 2011:

http://www.sec.gov/Archives/edgar/data/352960/000090342311000577/sec-424b3_1128.htm

▪	Prospectus and prospectus supplement, each dated November 28, 2011:

http://www.sec.gov/Archives/edgar/data/352960/000110465911066385/a11-30399_1f3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to SEK.

Terms of the Notes

Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	PHLX Oil Service Sector Index (Bloomberg symbol: “OSX”), a price return index.
Starting Value:	220.31
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page P-14 of product supplement ARN-4.

Capped Value:	$12.424 per unit of the notes, which represents a return of 24.24% over the Original Offering Price.
Maturity Valuation Period:	October 16, 2013, October 17, 2013, October 18, 2013, October 21, 2013, and October 22, 2013
Participation Rate:	300%
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-11.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index, due October 25, 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $12.424. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index, due October 25, 2013

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, and term of your investment.

The following table is based on a Starting Value of 100, the Participation Rate of 300%, and the Capped Value of $12.424 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$5.000		-50.000%
60.00		-40.00%	$6.000		-40.000%
70.00		-30.00%	$7.000		-30.000%
80.00		-20.00%	$8.000		-20.000%
90.00		-10.00%	$9.000		-10.000%
92.00		-8.00%	$9.200		-8.000%
94.00		-6.00%	$9.400		-6.000%
96.00		-4.00%	$9.600		-4.000%
98.00		-2.00%	$9.800		-2.000%
100.00	(1)	0.00%	$10.000		0.000%
102.00		2.00%	$10.600		6.000%
104.00		4.00%	$11.200		12.000%
106.00		6.00%	$11.800		18.000%
108.00		8.00%	$12.400		24.000%
110.00		10.00%	$12.424	(2)	24.240%
120.00		20.00%	$12.424		24.240%
130.00		30.00%	$12.424		24.240%
140.00		40.00%	$12.424		24.240%
150.00		50.00%	$12.424		24.240%

(1)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 220.31, which was the closing level of the Market Measure on the pricing date.

(2)	The Redemption Amount per unit cannot exceed the Capped Value.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value: 100.00

Ending Value:   80.00

$10 ×	(80)	= $8.000	Redemption Amount per unit
100

Example 2

The Ending Value is 104.00, or 104.00% of the Starting Value:

Starting Value: 100.00

Ending Value:  104.00

$10 +	[	$10 × 300% ×	(104 – 100)	]	= $11.200	Redemption Amount per unit
100

Example 3

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value: 100.00

Ending Value:  130.00

$10 +	[	$10 × 300% ×	(130 – 100)	]	= $19.000, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.424 per unit
100

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index, due October 25, 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” section beginning on page P-4 of product supplement ARN-4, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, which was filed with the SEC on March 19, 2012 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-11 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪

The business, hedging and trading activities of MLPF&S and its affiliates (including trades in shares of companies included in the Index) and any hedging and trading activities MLPF&S or its affiliates engage in for their clients’ accounts may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we, MLPF&S or our respective affiliates may from time to time own shares of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material Summary Tax Consequences” below and “Material U.S. Federal Income Taxation Considerations” beginning on page P-19 of product supplement ARN-4.

In addition to these risk factors, it is important to bear in mind that the notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden. The notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK.

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index, due October 25, 2013

Additional Risk Factors

An investment related to the oil service industry can be volatile as a result of various factors that the issuer cannot control, and this volatility may reduce the value of the notes.

Historically, stock prices of oil service companies, and hence the level of the Index, have been highly volatile. The stock prices of oil service companies are affected by numerous factors, including oil supply and demand, political events and policies, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargos, and supply disruptions in major producing or consuming regions such as the Middle East, the U.S., Latin America, and Russia. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the stock prices of oil service companies and the level of the Index.

Market expectations about these events and speculative activity also may cause oil prices or the level of the Index to fluctuate unpredictably. If the volatility of the Index increases or decreases, the value of the notes may be adversely affected. Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain recent periods, implemented curtailments of output and trade. These efforts at supply curtailment, or the cessation of supply, could affect the stock prices of oil service companies, the level of the Index and the market value and the payment at maturity of the notes.

The stocks included in the Index are concentrated in one sector.

All of the stocks included in the Index are issued by companies in the oil service sector. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the oil service sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The Index is not necessarily representative of the oil service industry.

While the stocks comprising the Index are common stocks of companies generally considered to be involved in various segments of the oil service industry, the stocks underlying the Index and the Index may not necessarily follow the price movements of the entire industry generally. If the stocks underlying the Index decline in value, the Index will decline in value even if common stock prices in the oil service industry generally increase in value.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index, due October 25, 2013

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by The NASDAQ OMX Group, Inc. (“NASDAQ-OMX”, the “Index Sponsor”). NASDAQ OMX has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of any discontinuance of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of the Market Measure” beginning on page P-15 of product supplement ARN-4. None of the issuer, Merrill Lynch or the calculation agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“Nasdaq®,” “OMX®,” “NASDAQ OMX®,” “PHLX®,” “PHLX Oil Service SectorSM Index,” and “OSXSM” are registered trademarks or servicemarks of Nasdaq OMX and have been licensed for the issuer’s use. The notes have not been passed on by NASDAQ OMX as to their legality or suitability and are not sponsored, endorsed, sold, or promoted by NASDAQ OMX or its affiliates. NASDAQ OMX OR ITS AFFILIATES MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES AND MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

The Index is designed to measure the performance of a set of companies whose primary business is in the oil services sector, including oil drilling and production services, oil field equipment, support services, and geophysical/reservoir services, and is currently composed of 15 members. See “—Composition of the Index.” The Index is published by NASDAQ OMX. The Index began on December 1, 1996 at a base value of 75.00. Options on the Index commenced trading on February 24, 1997.

The Index is monitored or benchmarked against the value at which it was initially set. The Index will reflect the oil service industry only to the extent that the underlying issues are representative of the industry. NASDAQ OMX will adjust the composition of the Index due to mergers of component issuers, because issuers no longer reflect the particular Index group, or to improve the Index’s correlation to the oil service industry, as described in more detail below.

General

The Index is a price-weighted index, where the value of the Index equals the aggregate value of the Index share weights, also known as the “Index Shares,” of each of the securities included in the Index (the “Index Securities”), multiplied by each such Index Security’s last sale price, and divided by the divisor of the Index. The divisor serves the purpose of scaling the aggregate Index value to a lower order of magnitude, which is more desirable for Index reporting purposes. If trading in an Index Security is halted while the applicable market is open, the last traded price for that security is used for all Index computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used. The Index is ordinarily calculated without regard to cash dividends on the Index Securities. The Index is calculated during the trading day and is disseminated once per second from 9:30 a.m. to 5:16 p.m., east coast time. The closing value of the Index may change up until 5:15 p.m. east coast time due to corrections to the last sale price of the Index Securities.

Eligibility

Index eligibility is limited to specific types of securities. The security types eligible for the Index include domestic or foreign common stocks, ordinary shares, American Depository Receipts, shares of beneficial interest or limited partnership interests, and tracking stocks. Security types not included in the Index are closed-end funds, convertible debentures, exchange traded funds, preferred stocks, rights, warrants, units, and other derivative securities.

Initial Security Eligibility Criteria

To be included in the Index, a security must meet the following criteria:

▪	the security must be listed on the New York Stock Exchange, the Nasdaq Stock Market, or NYSE Amex Equities;

▪	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is in the oil services sector;

▪	only one class of security per issuer is allowed;

▪	the security must have a market capitalization of at least $100 million;

▪	the security must have traded at least 1.5 million shares in each of the last six months;

▪	the security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

▪	the security may not be issued by an issuer currently in bankruptcy proceedings;

▪	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for the Index;

▪	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index, due October 25, 2013

▪	the issuer of the security must have “seasoned” on a recognized market for at least six months; in the case of spin-offs, the operating history of the spin-off will be considered.

For purposes of Index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Component Replacement Criteria

In the event that an Index Security no longer meets the continued security eligibility criteria described below, it will be replaced with a security that meets all of the initial security eligibility criteria and additional criteria which follows. Securities eligible for inclusion will be ranked descending by market value, current price, and greatest percentage price change over the previous six months. The security with the highest overall ranking will be added to the Index (if multiple securities have the same rank, the security with the largest market capitalization will rank higher), provided that the Index then meets the following criteria:

▪	no single Index Security is greater than 20% of the weight of the Index, and the top five Index Securities do not constitute more than 55% of the weight of the Index; and

▪

no more than 15% of the weight of the Index is composed of non-U.S. component securities that are not subject to comprehensive surveillance agreements. In the event that the highest ranking security does not permit the Index to meet the above criteria, the next highest ranking security will be selected and the Index criteria will again be applied to determine eligibility. The process will continue until a qualifying replacement security is selected.

Continued Security Eligibility Criteria

To be eligible for continued inclusion in the Index, an Index Security must meet the following criteria:

▪	the security must be listed on the New York Stock Exchange, the Nasdaq Stock Market, or NYSE Alternext U.S.;

▪	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is in the oil services sector;

▪	the security must have a market capitalization of at least $60 million;

▪	the security may not be issued by an issuer currently in bankruptcy proceedings; and

▪	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Continued Index Eligibility Criteria

In addition to the security eligibility criteria, the Index as a whole must meet the following criteria on a continual basis unless otherwise noted:

▪

no single Index Security is greater than 25% of the weight of the Index, and the top five Index Securities do not constitute more than 60% of the weight of the Index (measured semi-annually on the first trading day in January and July);

▪	no more than 18% of the weight of the Index is composed of non-U.S. Index Securities that are not subject to comprehensive surveillance agreements;

▪	the total number of Index Securities has not increased or decreased by 33 1/3% of the Index and in no event will be less than nine;

▪	Index Securities representing at least 95% of the weight of the Index have a market capitalization of at least $75 million;

▪	Index Securities representing at least 92% of the weight of the Index and at least 82% of the total number of Index Securities meet the security options eligibility rules of NASDAQ OMX PHLX, Inc.;

▪

Index Securities must have trading volume of at least 600,000 shares for each of the last six months, except that for each of the lowest weighted Index Securities that in the aggregate account for no more than 5% of the weight of the Index, trading volume must be at least 500,000 shares for each of the last six months; and

▪

the lesser of the five highest weighted Index Securities or the highest weighted Index Securities that in the aggregate represent at least 30% of the total number of Index Securities each have had an average monthly trading volume of at least 1,250,000 shares over the past six months. In the event the Index does not meet the criteria, the Index composition will be adjusted to ensure that the Index meets the criteria. Index Securities that contribute to the Index not meeting the eligibility criteria may be removed. Index Securities may be added and/or replaced according to the component replacement rules to ensure compliance with these criteria.

Index Maintenance

If a corporate event occurs as to any Index Security, such as a stock dividend, stock split, spin-off, or rights issuance, the price of the Index Security will be adjusted on the ex-date and the shares will remain fixed.

In the event of a special cash dividend, NASDAQ OMX will determine on an individual basis whether to make a change to the price of an Index Security in accordance with its Index dividend policy. If NASDAQ OMX determines that a change will be made, it will become effective on the ex-date and advance notification will be made.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index, due October 25, 2013

In the event of a change to the price of an Index Security due to stock dividends, stock splits, spin-off, rights issuances, or special cash dividends, the divisor is ordinarily adjusted to ensure that there is no discontinuity in the value of the Index, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the Index prior to market open on the applicable effective date.

Composition of the Index

As of August 30, 2012, the Index was composed of the following fifteen stocks:

Company Name	Symbol	Percentage Weight in the Index
Baker Hughes Inc.	BHI	6.54%
Cameron International Corp.	CAM	7.74%
Diamond Offshore Drilling Inc.	DO	9.63%
Halliburton Co.	HAL	4.77%
Helmerich & Payne Inc.	HP	6.53%
Lufkin Industries Ltd.	LUFK	7.42%
Nabors Industries Ltd.	NBR	2.14%
National Oilwell Varco Inc.	NOV	11.08%
Noble Corp.	NE	5.45%
Oceaneering International Inc.	OII	7.74%
Rowan Cos Inc.	RDC	5.03%
Schlumberger Ltd.	SLB	10.41%
Tidewater Inc.	TDW	6.86%
Transocean Ltd.	RIG	6.95%
Weatherford International Ltd.	WFT	1.71%

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index, due October 25, 2013

The following graph shows the monthly historical performance of the Index in the period from January 2007 through July 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 220.31.

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

License Agreement

Nasdaq OMX and SEK have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to SEK, in exchange for a fee, of the right to use the Index in connection with certain securities, including the notes. The license agreement between Nasdaq and SEK provides that the following language must be stated in this document:

“The notes are not sponsored, endorsed, sold or promoted by The NASDAQ OMX Group, Inc. (including its affiliates) (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the PHLX Oil Service SectorSM Index to track general stock market performance. The Corporations’ only relationship to MLPF&S is in the licensing of the Nasdaq®, OMX®, PHLX Oil Services SectorSM, and OSXSM registered trademarks, service marks, and certain trade names of NASDAQ OMX and the use of the PHLX Oil Services SectorSM Index, which is determined, composed, and calculated by NASDAQ OMX or its affiliates without regard to the Licensee or the notes. NASDAQ OMX has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the PHLX Oil Services SectorSM Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE PHLX OIL SERVICES SECTORSM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index, due October 25, 2013

ENTITY FROM THE USE OF THE PHLX OIL SERVICES SECTORSM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PHLX OIL SERVICES SECTORSM INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will not receive an underwriting discount for notes sold to certain fee based trusts and fee based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding SEK or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General” beginning on page P-4 and “Use of Proceeds and Hedging” on page P-22 of product supplement ARN-4.

Material Summary Tax Consequences

You should read carefully the discussion under the section entitled “Material U.S. Federal Income Taxation Considerations” beginning on page P-19 of product supplement ARN-4.

An investment in the notes includes the following U.S. federal income tax consequences:

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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.

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Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in product supplement ARN-4) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity, and will not be required to recognize current income prior to maturity or prior to such sale or exchange. Capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

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There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes. Accordingly, no assurance can be given that the IRS or any court will agree with this characterization and tax treatment. Under alternative characterizations of the notes, it is possible, for example, that the notes could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options. In addition, proposed changes in law or administrative guidance could materially affect the tax treatment of the notes. As a result, the timing and character of

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Accelerated Return Notes® Linked to the PHLX Oil Service Sector Index, due October 25, 2013

income on the notes could differ materially from the above description. For example, it is possible that a holder of the notes could be required to accrue income over the term of the notes and/or recognize ordinary gain or loss upon maturity of the notes.

Possible Application of Section 871(m) of the U.S. Internal Revenue Code. The U.S. Treasury Department and the IRS recently released proposed regulations under Section 871(m) of the U.S. Internal Revenue Code that address dividend equivalent payments. While significant aspects of the application of these regulations to the notes are uncertain, withholding may be required with respect to payments on the notes paid to non-U.S. holders to the extent that any payment in respect of the notes, including the payment of the purchase price of the notes, is deemed to be determined by reference to a dividend on the shares of any U.S. company that is a component of the Index. Final regulations are expected to be issued this year, and no assurances can be given as to the requirements of such final regulations. If any such withholding is required, we will not be required to pay any additional amounts in respect of any amounts so withheld.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

Validity of the Notes

In the opinion of Cleary Gottlieb Steen & Hamilton LLP, when the notes offered by this term sheet have been executed and issued by SEK and authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of SEK, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this term sheet and is limited to matters governed by the federal laws of the United States of America and the laws of the State of New York. With respect to matters governed by the law of Sweden, including the valid existence of SEK, its corporate power to issue the notes and its due authorization of all necessary action in connection with such issuance and its performance of related obligations including execution and delivery, we have relied on the opinion dated November 28, 2011 of Advokatfirma Vinge KB, Swedish counsel to SEK, which has been filed as exhibit number 5(a) to SEK’s Registration Statement on Form F-3 dated November 28, 2011. In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents and our reliance on SEK and other sources as to certain factual matters, as stated in the opinion dated November 28, 2011, which has been filed as exhibit number 5(b) to SEK’s Registration Statement on Form F-3 dated November 28, 2011. This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a currency other than U.S. dollars. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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